FOR IMMEDIATE RELEASE              January 20, 2004

                     Contact:  Rosemarie Faccone or
                               Susan Jordan
                               732-577-9996

 MONMOUTH REAL ESTATE INVESTMENT CORPORATION PLACES 500,000
SHARES WITH TEACHERS INSURANCE & ANNUITY ASSOCIATION-COLLEGE
           RETIREMENT EQUITIES FUND FOR $4,050,000

      FREEHOLD, NJ, January 20, 2004...Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) today announced the private placement of 500,000 shares with Teachers Insurance & Annuity Association-College Retirement Equities Fund for consideration of $4,050,000 or $8.10 per share. The proceeds of the private placement will be used for working capital and will initially be used to pay down the Company's outstanding credit facility.

      Eugene W. Landy, President, stated that "MNRTA is very pleased to have an institutional investor of the caliber of Teachers Insurance & Annuity Association-College Retirement Equities Fund. MNRTA's inclusion in the Morgan Stanley REIT Index has given it increased marketability of its shares.
Management believes that MNRTA's larger size will attract additional institutional investor interest."

      Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of thirty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin and Arizona. In addition, the Company owns a portfolio of REIT securities.